Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mimecast Limited 2007 Key Employee Share Option Plan, the Mimecast Limited 2010 EMI Share Option Scheme, the Mimecast Limited Approved Share Option Plan, the Mimecast Limited 2015 Share Option and Incentive Plan and the Mimecast Limited 2015 Employee Share Purchase Plan of our report dated June 16, 2015, except for Notes 1 and 14, as to which the date is November 6, 2015, with respect to the consolidated financial statements of Mimecast Limited included in the Registration Statement on Form F-1 as amended (File No. 333-207454) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 2, 2015